Exhibit 10.32

CONFIDENTIAL
Nokia/Accelsius Proprietary

PATENT PURCHASE AGREEMENT

by and among

NOKIA TECHNOLOGIES OY, NOKIA SOLUTIONS AND NETWORKS OY,

and

ACCELSIUS, LLC

Effective Date: May 27, 2022

CONFIDENTIAL
Nokia/Accelsius Proprietary

TABLE OF CONTENTS

Page

1.	DEFINITIONS	4
2.	DISCLOSURES AND DOCUMENTS	7

2.1	Prosecution History Files	7
2.2	Costs	7
2.3	Disclosure of Other Documents	7

3.	ASSIGNMENT	7
3.1	Assignment of Patent Rights	7
3.2	Execution of Patent Assignment	7
3.3	Prosecution	8
3.4	No Assumed Liabilities	8
3.5	Closing Deliverables	8

4.	FINANCIAL TERMS	8

4.1	Payment	8
4.2	Taxes	8

5.	FURTHER PROVISIONS	9

5.1	Perfection of Rights; Maintenance Fees	9
5.2	Existing Encumbrances	9
5.3	No Rights to Other Intellectual Property Rights	9
5.4	Registration of Rights	9
5.5	Change of Control Support	9

6.	LICENSE TO NOKIA; OPERATOR CUSTOMERS	10

6.1	License	10
6.3	Past Release	10
6.2	Agreement Not to Challenge	10
6.4	Affiliates Ceasing to Be Affiliates	11
6.5	New Affiliates	11
6.6.	Operator Customers	11

7.	REPRESENTATIONS AND WARRANTIES	13

7.1	Representations and Warranties by Each Party	13
7.2	Representations and Warranties by Nokia	13

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7.3	Disclaimer of Warranties	14
7.4	Survival	14

8.	MISCELLANEOUS PROVISIONS	14

8.1	Costs	14
8.2	Amendments	14
8.3	Counterparts	15
8.4	Applicable Law, Jurisdiction	15
8.5	Notices	15
8.6	Headings	16
8.7	Limitation on Damages	16
8.8	Limitation of Liability	16
8.9	Confidentiality	16
8.10	Relationship of the Parties	17
8.11	Severability	17
8.12	No Waiver	17
8.13	Entire Agreement	17
8.14	Assignment or Transfer of the Agreement	18

CONFIDENTIAL
Nokia/Accelsius Proprietary

PATENT PURCHASE AGREEMENT

THIS PATENT PURCHASE AGREEMENT is entered into and made effective as of May ____, 2022 (the “Effective Date”) by and between, Nokia Technologies Oy, a Finnish corporation with its principal place of business located at Karakaari 7, FI-02610 Espoo, Finland, Nokia Solutions and Networks Oy, a Finnish corporation with its principal place of business located at Karakaari 7, FI-02610 Espoo, Finland (collectively the “Assignor” or “Nokia”), and Accelsius, LLC, a Delaware limited liability company with its principal place of business located at 6900 Tavistock Lakes Blvd., Suite 400, Orlando, Florida 32827 (the “Assignee”).

WHEREAS, Nokia Group invented the Cooling Technology Inventions (defined below), and Assignor owns the Assigned Patents for the Cooling Technology Inventions; and

WHEREAS, Assignor wishes to sell and assign to Assignee, and Assignee wishes to purchase and obtain, all substantive rights, title, and interests in the Assigned Patents.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1	DEFINITIONS

When used in this Agreement the following terms shall have the following meanings assigned to them:

“Affiliate” of any Person means any Person that at any time controls, is controlled by, or is under common control with such Person. Control, in this context, exists where one entity owns directly or indirectly more than fifty percent (50%) of the voting equity of another Person, or regardless of equity ownership, is otherwise able (whether by law or contract) to direct its affairs or to appoint a majority of the members of the board of directors or an equivalent body able to determine the course of action of such Person by virtue of its voting or other rights. Any such Person shall be deemed to be an Affiliate hereunder only for as long as such control by such Person exists.

“Agreement” means this Patent Purchase Agreement and any exhibits, appendices, annexes and schedules hereto.

“Assigned Patent(s)” means: (a) all patents and patent applications listed in Exhibit A hereto (each referred to in this definition as “Listed Patent”), and all patent(s) that issue from such patent application(s); (b) all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of such Listed Patents; (c) all patents and patent applications (i) to which any Listed Patent directly or indirectly claims priority to, or the benefit of, the filing date anywhere in the world, or (ii) for which any Listed Patent directly or indirectly forms a basis for priority or otherwise provides the benefit of an earlier filing date anywhere in the world; and (d) all foreign counterparts to any or all of the foregoing; all of (b), (c) and (d) above irrespective of whether pending, issued, abandoned or filed prior to, on or after the Effective Date.

“Assignee” shall have the meaning assigned to it in the preamble of this Agreement.

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“Assignment” shall have the meaning assigned to it in Section 3.1.

“Assignment Date” shall be the same date as the Effective Date.

“Assignor” shall have the meaning assigned to it in the preamble of this Agreement.

“Capital Event” shall have the meaning set forth in the Technology License Agreement.

“Closing” shall have the meaning set forth in Section 3.5.

“Closing Deliverables” shall have the meaning set forth in Section 3.5.

“Cooling Technology Inventions” means any and all the inventions, invention disclosures, and discoveries that are embodied or claimed by the Assigned Patents, which, for clarity, relate to direct-to-chip passive two-phase cooling technology.

“Covered Products” shall have the meaning set forth in Section 6.1.

“Effective Date” shall have the meaning assigned to it in the preamble of this Agreement, regardless of the date on which any Party executes and deliveres its counterpart hereto, provided that all of the Parties have so executed and delivered their counterparts to this Agreement.

“Encumbrance(s)” means any legally binding lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right, option, restriction, immunity, license, covenant, adverse claim or other encumbrance, including without limitation any: (a) patent licenses or sublicenses, covenants not to assert, and/or similar patent immunities; (b) rights or options to renew or extend pre-existing patent licenses (such as legally binding options exercised solely by third parties); (c) releases for past infringement; (d) SDO Commitments; and (e) other such commitments.

“Excluded Liabilities” shall have the meaning set forth in Section 3.4.

“Existing Encumbrance(s)” mean, in relation to the Assigned Patents, any Encumbrance which transfers in connection with the transfer of Assigned Patents and/or which Nokia Group has committed to be maintained in connection with the transfer of any Assigned Patents, including without limitation the SDO Commitments, in each case, to the extent such Encumbrance existed on the Effective Date.

“Knowledge of Nokia” means the knowledge of the Nokia Technologies Patent Portfolio Management organisation, after due inquiry.

“Natural Evolutions” means, with respect to Covered Products, the natural and reasonably foreseeable evolutionary development of such Covered Products, including upgrades, error corrections, bug fixes, revisions, refinements, improvements, enhancements and similar modifications thereto.

“Nokia” shall have the meaning assigned to it in the preamble of this Agreement.

“Nokia Group” means Nokia Technologies Oy, Nokia Solutions and Networks Oy, and their Affiliates.

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“Non-practicing Entity (“NPE”)” means a Person, group or legal entity which, when viewed collectively with its Affiliates, (a) derives more than twenty-five percent (25%) of its revenue from enforcing or monetizing patents, and/or (b) follows a business model that includes holding patents for the primary purpose of asserting and/or filing patent infringement claims against other Persons, groups or legal entities for monetary gain and has only negligible other business activities. “NZC Features” means technology that uses or exploits all of the following technical features which must be implemented without using any other cooling methods including but not limited to air cooling or immersion of heat source into coolant liquid: (i) apparatus used for both heat transfer and evaporation (also known as cold plate) which is in direct contact with the heat source (e.g. a processor); (ii) thermosyphon based on gravity-based circulation of refrigerant through a heat-evaporating cold plate without using pumps or other power-consuming devices to drive the flow of coolant fluid; and (iii) heat transfer process which involves a phase change between vaporization and condensation.

“NZC Patent” shall have the meaning set forth in Section 5.7.

“Operator Customer” means an entity that provides access to mobile wireless communications, telephone or related communications services such as incumbent local exchange carriers and competitive local exchange carriers.

“Party” means the each of Assignor, Assignee and Nokia. “Parties” means Assignor, Assignee and Nokia, collectively.

“Patent Assignment” means the executed and notarized Assignment of Patent Rights in Exhibit B signed by duly authorized representatives of Assignor.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Prosecution History Files” means the files, documents and other materials that are in the possession of the patent law firms and/or agencies used by Nokia and relate to the prosecution, maintenance, filing, issuance and/or of the Assigned Patents, including all reasonably available documents, correspondence and information related to the Assigned Patents that is necessary to register, prosecute to issuance, own, enforce or otherwise acquire the Assigned Patents, and including a docket report or other informational status report identifying any deadlines such as office action response deadlines or maintenance fees due to be taken concerning prosecution and maintenance of the Assigned Patents in the one hundred and eighty (180)-day period following the Assignment Date.

“SDO Commitment(s)” means: (i) commitments made under or pursuant to any intellectual property policies or other similar provisions adopted by any standard development or standard setting organizations (including without limitation any licensing commitments on (F)RAND or any other similar terms and conditions); (ii) what is reaffirmed by the Licensing Statement of April 8th 2014 attached hereto as Exhibit C; and (iii) the commitments to MOFCOM in relation to SEPs dated October 19 2015 attached hereto as Exhibit D.

“Technology License Agreement” means the Technology and Know-How License Agreement executed concurrently with this Agreement on the Assignment Date by and between, on the one hand, Assignor and Nokia of America Corporation, and, on the other hand, Assignee, attached hereto in substantial form as Exhibit F.

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Nokia/Accelsius Proprietary

2	DISCLOSURES AND DOCUMENTS

2.1	Prosecution History Files. Within thirty (30) days following the Assignment Date, Nokia will provide Assignee, or cause Assignee to be provided, with the Prosecution History Files of the Assigned Patents in such form and medium that is reasonably acceptable to Assignee.

2.2	Costs. Assignee shall be responsible for any and all costs, expenses and fees related to the Assigned Patents after the Assignment Date, other than as set forth in this Section 2.2. Notwithstanding the foregoing sentence, Nokia agrees to pay any costs, expenses or fees related to the Assigned Patents, such as prosecution, maintenance and/or annuity fees, due up to and including the Assignment Date and through sixty (60) days following the Assignment Date. Assignee agrees to reimburse Nokia for any and all such costs, expenses and fees paid or incurred by Nokia after such period.

2.3	Disclosure of Other Documents. After the Assignment Date, the Parties will discuss in good faith what documents and other materials (if any) are to be disclosed by Nokia to Assignee in relation to the Assigned Patents that were not otherwise disclosed to Assignee prior to the Assignment Date. Pursuant to such discussions, Nokia shall disclose to Assignee such documents and other materials that are required for its prosecution of the Assigned Patents, as are reasonably requested by Assignee and readily available to Nokia or its outside attorneys or other representatives. If pursuant to such discussions Assignee requests documents and other materials that are not required for its prosecution of the Assigned Patents, then Nokia shall not be obligated to provide such documents or other materials, and any such disclosure shall be made at the sole discretion of Nokia.

3	ASSIGNMENT

3.1	Assignment of Patent Rights. Subject to the terms and conditions set forth in this Agreement, Assignor hereby sells, transfers, conveys and assigns to Assignee, and Assignee acquires and accepts from Assignor, all right, title, and interest in and to the Assigned Patents, including, without limitation, (a) all causes of action and other enforcement rights for damages, injunctive relief, restitution, and any other remedies of any kind whether at law or in equity, whether accruing before, on or after the Assignment Date, for past, current, and future infringement, misappropriation, violation, breach or default, subject to the terms and conditions of this Agreement including without limitation the Existing Encumbrances, (b) all royalties, fees, income, payments, and other proceeds now or hereafter due or payable, other than the Existing Encumbrances, (c) the inventions, invention disclosures, and discoveries claimed in any of the Assigned Patents, (d) all other rights, privileges and protections of any kind whatsoever accruing under any of the foregoing rights listed in subclauses (a),(b), and (c) above as provided by any applicable law, treaty or other international convention throughout the world (collectively, the “Assignment”).

3.2	Execution of Patent Assignment. Upon the Assignment or promptly thereafter (but not later than thirty (30) days thereafter), Assignor shall execute or have executed, and deliver or have delivered, to Assignee the Patent Assignment.

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3.3	Prosecution. Subject to Section 2.2, Assignee shall be responsible for the prosecution of the Assigned Patents as from the Effective Date.

3.4	No Assumed Liabilities. Except as expressly required pursuant to this Agreement, including in Sections 5.2 and 6, Assignee shall not be liable for and shall not assume or receive any of the obligations, claims, liabilities, or responsibilities to pay or perform, in any case arising from or in connection with any circumstances, causes of action, breaches, violations, defaults or failures to perform with respect to the Assigned Patents existing on or prior to the Assignment Date, whether known or unknown, contingent, matured or otherwise (collectively, “Excluded Liabilities”). Except as expressly required pursuant to this Agreement, Nokia and/or its Affiliates shall not be liable for and shall not assume or receive any of the obligations, claims, liabilities, or responsibilities to pay or perform, in any case arising from or in connection with any circumstances, causes of action, breaches, violations, defaults or failures to perform with respect to the Assigned Patents created after the Assignment Date, whether known or unknown, contingent, matured or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, the existing patent license agreements related to the Assigned Patents and all related obligations and liabilities thereunder shall not be assigned or transferred to the Assignee.

3.5	Closing Deliverables. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of the following deliverables (the “Closing Deliverables”):

(a)	At the Closing, Assignor shall deliver to Assignee an executed copy of this Agreement, the Technology License Agreement, and the Assigned Patents, and any other documents and instruments reasonably required by Assignee to effectuate the Parties’ intent hereunder.

(b)	At the Closing, Assignee shall deliver to Assignor an executed copy of this Agreement, the Patent Assignment, the Technology License Agreement, and any other documents and instruments reasonably required by Assignor to effectuate the Parties’ intent hereunder.

(c)	Assignor shall deliver to Assignee the Patent Assignment(s) executed by each Assignor no later than ten (10) days from the Closing.

4	FINANCIAL TERMS

4.1	Payment. In consideration for the Patent Assignment, Assignee shall make to Nokia the payments set forth in the Technology License Agreement.

4.2	Taxes. Each Party is responsible for all taxes (including, but not limited to, net income, gross receipts, franchise, VAT or property taxes and taxes arising from transactions between such party and its customers) imposed on such Party under applicable laws and arising as a result of or in connection with this Agreement or the transactions contemplated by this Agreement. If any taxes are required by applicable law to be withheld from the payments by Assignee to Nokia, Assignee may deduct such taxes from the amount owed to Nokia and pay such taxes to the appropriate taxing authority, provided that Assignee will furnish receipts evidencing such paid taxes to Nokia in the form issued by the relevant jurisdiction. Notwithstanding the preceding sentence, Assignee will not withhold taxes (at a reduced rate or otherwise) on the payments by Assignee to Nokia to the extent that Nokia timely provides Assignee with reasonably sufficient evidence that an exemption is applicable. The Parties will use commercially reasonable efforts to mitigate, reduce, or eliminate any taxes collected from or withheld by either Party pursuant to this Section 4.2.

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5	FURTHER PROVISIONS

5.1	Perfection of Rights; Maintenance Fees. After the Assignment, at the request of Assignee, and without further consideration, Assignor or Nokia will execute or have executed and deliver such other instruments of sale, transfer, assignment, and other confirmation and take such other action that are necessary in order to sell, transfer, and assign effectively to Assignee the Assigned Patents and to allow Assignee to perfect and record those sales, transfers, and assignments.

5.2	Existing Encumbrances. Notwithstanding anything to the contrary in this Agreement, the Assigned Patents are assigned and shall even after the Assignment remain subject to the Existing Encumbrances, and Assignee hereby commits to respect and abide by such Existing Encumbrances. With respect to up to twenty (20) companies per calendar year, Assignee may request Nokia to provide in writing information related to the licenses and other Existing Encumbrances with respect to the Assigned Patents, such information not to be unreasonably withheld by Nokia, it being agreed for clarity that a withholding pursuant to confidentiality or similar binding obligations shall not be deemed unreasonable. Notwithstanding anything to the contrary, the sole remedy for Nokia’s breach of the foregoing sentence shall be the subsequent provision of the information so required, and Assignee shall not be entitled to any damages therefor. For the avoidance of doubt and notwithstanding anything to the contrary herein, the existing patent license agreements related to the Assigned Patents and related royalty payments shall not be assigned or transferred to Assignee.

5.3	No Rights to Other Intellectual Property Rights. Except as expressly set forth herein with respect to the Assigned Patents, no right, title or interest, license or other right is hereby assigned, transferred or granted, by implication, estoppel or otherwise, to Assignee, under any patents, trade secrets or any other intellectual property rights now or hereafter owned or controlled by Nokia and/or any of its Affiliates.

5.4	Registration of Rights. After the Assignment Date (but no sooner) Assignee may conduct the transfer registration process of Assigned Patents as required by the respective patent registration offices (such as the U.S. PTO). Assignee shall bear all costs associated with such process. Assignee shall use the Patent Assignment for such registrations, but may request reasonable alternative or additional documents as required for registration in relevant patent registration offices, which Nokia shall not unreasonably withhold.

5.5	Further Assignment of Assigned Patents. Assignee shall always have the right to sell, transfer and assign any or all of the Assigned Patents, as long as such a sale, transfer or assignment is made pursuant to this Section 5.5. In any such event, Assignee shall ensure that any further sale, transfer, assignment, lien, mortgage or other Encumbrance by Assignee (or by any subsequent holder of any right, title and/or interest in or to the Assigned Patents) on any of the Assigned Patents shall be made subject to the (a) Existing Encumbrances and (b) the licenses and releases granted, as well as the obligations (including without limitation related to Operator Customers) in Section 6. In the event Assignee further sells, transfers or assigns any of the Assigned Patents to any third party, any such sale, transfer or assignment of any of the Assigned Patents shall be made pursuant to Section 3.04 of the Technology License Agreement (Buy-Out).

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5.6	Change of Control Support. Upon any Capital Event in respect of Assignee or its Affiliate holding the Assigned Patents, Nokia shall, as reasonably requested thereby, provide access to and deliver all relevant information, documents and instruments that are readily available and which Nokia is permitted to deliver, which have not already been delivered to Assignee, including delivery of such information related to the Existing Encumbrances pursuant to the process set forth in Section 5.2 and otherwise providing relevant information related to the Assigned Patents as reasonably requested upon such Capital Event.

5.7	NZC Patents. In the event that either of Assignee or Assignor discovers at any time after the Closing any patents or patent applications, which (i) have claims embodying NZC Features, (ii) were owned by Assignor on the Effective Date, and (iii) are unavoidably and necessarily infringed by the implementation or use of the Licensed Materials as such Licensed Materials were licensed pursuant to the Technology License Agreement (each an “NZC Patent”), each of Assignee or Assignor shall use commercially reasonable efforts to notify the other of the existence of such an NZC Patent in accordance with this Agreement. Promptly following such a notification, Assignee shall provide Assignor with documentation sufficient for evidencing the claimed infringement of an NZC Patent by the Licensed Materials to the reasonable satisfaction of Assignor. In such an event, the Parties will enter into good faith discussions for the purpose of Assignor granting to Assignee a fully paid-up and non-exclusive license to such a NZC Patent.

6	LICENSE TO NOKIA; OPERATOR CUSTOMERS

6.1	License. Upon the Assignment, Assignee hereby grants to Nokia and its Affiliates a fully paid up and royalty free, non-exclusive, non-transferable, non-sublicensable (except to Affiliates of Nokia) and irrevocable right and license to the Assigned Patents for the life of the Assigned Patents to: (i) practice all methods and (ii) make, have made, use, sell, offer to sell, import, and dispose of any and all products and/or services that are: (a) substantially designed by or for Nokia or an Affiliate of Nokia; and/or (b) specified by or for Nokia or an Affiliate of Nokia; and/or (c) branded (or co-branded) with at least one trademark or other brand item owned or controlled, either through registration or other means, by Nokia and/or an Affiliate of Nokia (including without limitation component parts, including modifications and upgrades to such products and services but for clarity, only such component parts that are supplied to such products and/or services, and not component parts that are provided to other products or services) (the “Covered Products”) and all Natural Evolutions thereof. Notwithstanding the foregoing, the Parties agree that the foregoing grant-back license rights shall not in any case apply to any sales of the Cooling Technology Inventions as a standalone product offering or as incorporated into any products which are not Covered Products or Natural Evolutions thereof. Nokia and Assignee intend for this license to be limited to the Assigned Patents, and Nokia expressly acknowledges that it is not being granted and has not bargained for any rights, implied or otherwise, to any other patents owned by Assignee.

6.2	Past Release. Upon the Assignment, Assignee hereby, on a fully paid up basis, irrevocably releases Nokia and its Affiliates and their respective suppliers, distributors, resellers, customers and other direct or indirect downstream vendees from any and all liability for any infringement of Assigned Patents to the extent any such liability arises out of practicing any methods and/or making, having made, using, selling, offering to sell, importing or otherwise disposing of Covered Products prior to the Assignment Date.

6.3	Agreement Not to Challenge. Nokia covenants and agrees not to challenge or assist in challenging the ownership, validity, or enforceability of the Assigned Patents so long as none of the the Assigned Patents are asserted against Nokia or any of its Affiliates.

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6.4	Affiliates Ceasing to Be Affiliates. If an Affiliate of Nokia ceases to be an Affiliate, the license and release granted to such an Affiliate pursuant to Section 6.1 and Section 6.2 shall continue in place so that it includes those businesses the Affiliate was engaged in at the time when it ceased to be an Affiliate and cover such annual sales volume that is equal to the sales of the Affiliate in question during the full calendar year immediately prior to the year during which the Affiliate ceased to be an Affiliate, allowing 10% annual growth.

6.5	New Affiliates. If an Affiliate is acquired by Nokia or an Affiliate thereof after the Effective Date, the license and release granted pursuant to Section 6.1 and Section 6.2 will extend to such acquired Affiliate.

6.6	Operator Customers.

(a)	Assignee agrees and undertakes, that in the event Assignee or its Affiliate initiates any legal or administrative proceeding against an Operator Customer of Nokia Group, or an Affiliate of such an Operator Customer, based on Assigned Patents, other than as a defensive counterclaim to an infringement claim first initiated by the Operator Customer or its Affiliate, upon written notice by Nokia Technologies Oy demonstrating that the entity against which the legal or administrative proceeding was initiated is an Operator Customer of Nokia Group or an Affiliate of such an Operator Customer, the Assignee hereby agrees to dismiss the legal or administrative action within twenty-one (21) business days; and if Assignee fails to do so, Assignee agrees and undertakes to, instead, grant, under such Assigned Patents, solely to such Operator Customer and its Affiliates, effective immediately prior to such initiating of legal or administrative proceeding, a royalty free, fully paid-up, world-wide, perpetual, irrevocable, non-exclusive, non-transferable (except to the extent set forth below in this Section 6.6) and non-assignable (except to the extent set forth below in this Section 6.6) license to (i) practice all methods, (ii) make (including the right to practice methods, processes and procedures), have made, use, sell, offer to sell, import, and otherwise dispose of any and all products and/or services of Operator Customer and/or its Affiliates.

(b)	Assignee further agrees and undertakes, that this encumbrance in Section 6.6, like Existing Encumbrances, runs with the Assigned Patents; and, in the event Assignee fails to contractually bind any subsequent holder of any right, title or interest in and/or to any Assigned Patents to the agreement and undertaking in this Section 6.6, the Assignee hereby grants, under such Assigned Patents, all Operator Customers of Nokia Group and the Affiliates of such Operator Customers, immediately prior to any such transfer of right, title or interest, a royalty free, fully paid-up, world- wide, perpetual, irrevocable, non-exclusive, non-transferable (except to the extent set forth below in this Section 6.6) and non-assignable (except to the extent set forth below in this Section 6.6) license to (i) practice all methods, (ii) make (including the right to practice methods, processes and procedures), have made, use, sell, offer to sell, import, and otherwise dispose of any and all products and/or services of Operator Customer and/or its Affiliates.

(c)	Subject to the below, the licenses granted in this Section 6.6 are not assignable or transferable by the Operator Customer or its Affiliates under any circumstances either voluntarily, by operation of law, or otherwise, without the prior written consent of Assignee.

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(d)	In the event Assignee or its Affiliate fails to dismiss a legal or administrative proceeding within twenty-one (21) business days of receiving written notice by Nokia Technologies Oy demonstrating that the entity against which the legal or administrative proceeding was initiated is an Operator Customer of Nokia Group or an Affiliate of such Operator Customer, or if Assignee fails to contractually bind a subsequent holder of right, title or interest as described in this Section 6.6, Assignee hereby, on a fully paid-up basis, irrevocably releases the Operator Customer of Nokia Group and its Affiliates and (solely for any activities, products and services of Operator Customer or its Affiliate that would infringe an Assigned Patent but for this provision) their respective distributors, resellers, customers and other direct or indirect downstream vendees from any and all liability for any infringement of Assigned Patents, as may be applicable, solely to the extent any such infringing activity predates the initiation of the legal and/or administrative proceeding or transfer of right, title or interest and would have been licensed under this Agreement if the license under this Section 6.6 had been in existence at the time of the infringing activity.

(e)	If an Affiliate of an Operator Customer ceases to be an Affiliate, any license and release granted to such company pursuant to the above shall continue in place so that it includes those businesses the Affiliate was engaged in at the time it ceased to be an Affiliate of the Operator Customer and cover such annual sales volume that is equal to the sales of the company in question during the full calendar year immediately prior to the year during which the company ceased to be an Affiliate, allowing 10% annual growth.

(f)	If a company becomes (or has become) an Affiliate of an Operator Customer of Nokia Group, any license and release granted pursuant to the above will extend to such acquired Affiliate. The Operator Customer and its Affiliates shall be third party beneficiaries of this Agreement with a right to enforce their rights under this Section 6.6.

(g)	For the avoidance of doubt, (a) nothing in this Section 6.6 or any other Section of this Agreement alters the fact that Nokia does not intend to reserve, and does not reserve, any right to sue any entity under the Assigned Patents or Assigned Patents or to grant licenses under the Assigned Patents or Assigned Patents, it being understood that those rights belong solely to Assignee, and (b) the rights and obligations of Assignee in this Section 6.6 shall apply to any subsequent holder of any right, title and/or interest in or to Assigned Patents, with respect to those Assigned Patents, in or to which the subsequent holder holds such right, title and/or interest.

(h)	The Operator Customer and its Affiliates shall be third party beneficiaries of this Agreement with a right to enforce their rights under this Section 6.6.

6.7	NPE Prohibition. The Assignee agrees and undertakes (i) that it is not and will not become an NPE or an Affiliate of an NPE, (ii) not to sell, transfer or assign any rights to Assigned Patents to a subsequent assignee that is known or reasonably should be known to Assignee to be an NPE or an Affiliate of an NPE, and (iii) that in the event Assignee or any of its Affiliates change its business model to become an NPE, or sell, transfer or assign any rights to an Assigned Patent to a subsequent assignee that Assignee actually knew is or planned to become an NPE or an Affiliate of an NPE, for the foregoing action, the Assignee shall be in material breach of the Agreement. Assignee represents and warrants that this NPE sales restriction shall be required upon any subsequent assignee of the Assigned Patents and Nokia Group shall be third party beneficiaries of such NPE sales restriction.

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7	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other that, upon the Effective Date: (a) it is a company duly formed and validly existing under the laws of the jurisdiction of its formation; (b) it has the full power and authority to enter into, execute and deliver this Agreement and perform the obligations contained herein and it has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder; and (c) the execution and delivery by such Party of this Agreement and the performance by such party of its obligations contemplated in this Agreement have been duly authorized by any necessary corporate or other action of such Party.

7.2	Representations and Warranties by Nokia. Nokia represents and warrants that, upon the Effective Date, the following is true and correct:

(a)	Assignor is the exclusive owner of all right, title, and interest in and has good marketable title to the Assigned Patents, subject to the Existing Encumbrances.

(b)	Assignor has conducted a review of its patent portfolio based on which it has identified the Assigned Patents which Assignor in good faith believes are the most representative patents embodying the NZC Features.

(c)	Assignor is not aware of any Assigned Patents that would be missing from Schedule 1.

(d)	To the Knowledge of Nokia, Assignor is in full compliance with all legal requirements applicable to the Assigned Patents and Assignor’s ownership and use thereof, and all filings have been with respect to the Assigned Patents have been timely made to the USPTO and other relevant governmental authorities and authorities registrars.

(e)	To the Knowledge of Nokia, Assignor is in compliance with Assignor’s duty of disclosure, candor, and good faith to the USPTO. To the best of its knowledge, Assignor is not aware of any prior art or publication that is known to render any pending or issued claim of the Assigned Patents invalid under applicable law. To the Knowledge of Nokia, all required filings and fees related to the Assigned Patents have been timely filed with and paid to the USPTO and other relevant governmental authorities and authorized registrars (or, to the extent that any such filings or fees remain outstanding as of the Closing, Nokia will have them filed or paid promptly after being notified by Assignee or otherwise becoming aware that such filings or fees were outstanding as of the Closing).

(f)	Assignor has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Assignor have been duly authorized by all necessary organizational action of Assignor and Nokia Group, and when executed and delivered by the Parties, this Agreement will constitute a legal, valid, and binding obligation of Assignor, enforceable against Assignor and Nokia Group in accordance with its terms and conditions.

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(g)	There are no actions (including any U.S. Patent Trial and Appeal Board proceedings) settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the intellectual property rights of any Person based on the use or exploitation of any Assigned Patent; (ii) by Assignor alleging any infringement, misappropriation, or other violation by any Person of any Assigned Patents.

(h)	The companies with the company names listed on Exhibit E (“Unlicensed Companies”) are not, to the extent indicated on Exhibit E, named parties to any patent license agreement with Nokia or its Affiliates with respect to the Assigned Patents. For the avoidance of doubt, Nokia does not make any representation with respect to Affiliates, predecessors, successors, or divested businesses of Unlicensed Companies or the rights Unlicensed Companies may have received as a result of being at any time an Affiliate, predecessor, successor, or divested business of any of the Unlicensed Companies. For clarity, the foregoing warranty does not cover any SDO Commitments.

(i)	No consent, approval, waiver or authorization is required to be obtained by Assignor from any Person in connection with the execution, delivery and performance by Assignor of this Agreement, other than the approval of Nokia.

(j)	There are no exclusive rights granted to any Person with respect to any of the Assigned Patents.

7.3	Disclaimer of Warranties. EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, NOKIA, ASSIGNOR, AND ASSIGNEE EACH DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY GIVES THE OTHER PARTY ANY ASSURANCES: (A) REGARDING THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY OF, ANY PATENT (INCLUDING WITHOUT LIMITATION ANY ASSIGNED PATENT); OR (B) THAT MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION, OR OTHER DISTRIBUTION OF ANY PRODUCT OR METHOD DISCLOSED AND CLAIMED IN ANY PATENT SHALL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PERSONS. THE CONTEMPLATED ASSIGNMENT OF THE ASSIGNED PATENTS UNDER THIS AGREEMENT IS MADE “AS IS” WITHOUT ANY FURTHER REPRESENTATION OR WARRANTY.

7.4	Survival. All representations, warranties, covenants, and agreements contained herein shall continue in full force and effect following the Assignment Date.

8	MISCELLANEOUS PROVISIONS

8.1	Costs. All legal fees, costs and expenses incurred on behalf of Nokia in connection with the contemplated transactions will be borne by Nokia; and all fees, costs and expenses incurred on behalf of Assignee in connection with the contemplated transactions will be borne by Assignee.

8.2	Amendments. This Agreement may only be modified or amended in a writing signed by all of the Parties.

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8.3	Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Each Party intends that a facsimile of its signature printed from an unaltered scanned version of its original signature such as by a receiving facsimile machine or a printer printing an unaltered Portable Document Format (PDF) file supplied by the Party, or otherwise through verifiable electronic means (e.g., www.docusign.com), be regarded as an original signature of this Agreement.

8.4	Applicable Law, Jurisdiction. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of State of New York, exclusive of its choice of law rules. All disputes arising out of or relating to this Agreement shall be finally settled by confidential binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with those Rules. The place of the arbitration shall be New York, New York, United States of America, and the arbitration shall be conducted in the English language. Reference to arbitration in this Section 8.4 does not prejudice a Party’s right to proceed to court for interim measures or for the collection of payments at the competent court having jurisdiction over such matters. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which monetary damages would not be an adequate remedy, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity from a court (or arbitrator) of competent jurisdiction, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages will not afford an adequate remedy. In the event of any litigation or arbitration arising out of or otherwise related to this Agreement the prevailing Party shall be entitled to recover, in addition to damages, its reasonable attorneys’ fees and costs.

8.5	Notices. All notices, approvals or other communications provided for herein to be sent or given to Assignee shall be deemed validly and properly given or made if in writing and delivered both (i) by hand or delivered by express courier, addressed to:

Accelsius, LLC

6900 Tavistock Lakes Blvd.

Suite 400

Orlando, FL 32827

With a copy (which shall not constitute notice):

Berger Singerman LLP

201 E. Las Olas Blvd., Ste. 1500

Fort Lauderdale, FL 33031

Attn: Scott R. Jablonski, Esq. (sjablonski@bergersingerman.com)

All notices, approvals or other communications provided for herein to be sent or given to Nokia shall be deemed validly and properly given or made if in writing and delivered both (i) by hand or delivered by express courier, addressed to:

Nokia Technologies Oy
Head of Patent Transactions

Karakaari 7

02610 Espoo
Finland

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as well as (ii) by email to iprroyaltyreporting@nokia.com.

Any Party may give notice to the other Parties at any time by the methods specified above of a change in the address at which, or the persons to whom, notices addressed to it are to be delivered in the future, and such notice shall be deemed to amend this Section until superseded by a later notice of the same type. Any notice given by overnight courier as aforesaid shall be conclusively deemed to have been received by a party hereto and be effective on the second business day after the day on which deposited with the express courier to the address set forth above.

8.6	Headings. The headings of Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

8.7	LIMITATION ON DAMAGES. ABSENT THE CASE OF INTENTIONAL MISUSE OR GROSS NEGLIGENCE, NO PARTY SHALL BE LIABLE TO ANY OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.8	LIMITATION OF LIABILITY. ASSIGNOR AND NOKIA’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED [***]. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.9	Confidentiality. Except for the existence of this Agreement and the identity of the Parties, each Party will keep the contents of this Agreement confidential and will not now or hereafter divulge any of this information thereof to any third party except: (a) with the prior written consent of the other Party; (b) as otherwise may be required by law or legal or administrative process, or pursuant to Generally Accepted Accounting Principles as part of any public filing of that Party’s financial statements; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) subject to non-disclosure obligations no less stringent than those contained herein, to its Affiliates and/or legal counsels solely to the extent such divulgation is reasonably necessary; (e) to any governmental patent offices or similar authorities solely to the extent necessary to register or perfect Assignee’s interest in the Assigned Patents (including, without limitation, recording the Patent Assignment in any governmental patent office); or (f) for information which is or becomes publicly available otherwise than through a breach of the obligations of this Section 8.9 by a Party; provided that, in respect of (b) and (c) above, (i) to the extent permitted by law, the Party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available, and (ii) the Party will provide the other Party with at least ten (10) calendar days’ prior, or other reasonable time if ten (10) days’ notice is not reasonably possible under the circumstances, written notice of such disclosure, if permitted by law or administrative, accounting or legal process; and provided further that, in respect of subclause (e) above, to the extent permitted by law, each Party will use all reasonable and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available. Furthermore, to the extent any Assigned Patent is subject to a SDO Commitment, Nokia and its Affiliates have the right to inform all of its existing Chinese licensees and any Chinese companies who are in the process of actively negotiating a license with Nokia or its Affiliates regarding the sale and assignment of the Assigned Patents contemplated in this Agreement, including without limitation the Assignee’s name, address, Effective Date, Assignment Date, and the rights acquired by Assignee (and/or any of its successor) hereunder. In addition, Nokia and its Affiliates shall have the right to disclose the content of Section 6.6 and the definitions used therein in case of Assignee, its Affiliate or any subsequent holder of any right, title or interest in and/or to any Assigned Patents initiating any legal or administrative proceeding against an Operator Customer of Nokia Group, or an Affiliate of such an Operator Customer, based on any Assigned Patents.

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8.10	Relationship of the Parties. The Parties are independent contractors in respect of each other. No Party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind any other Party to any contract, agreement or undertaking with any other Person. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Nokia Group and Assignee.

8.11	Severability. The terms and conditions stated herein shall be severable. If any Section, paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be valid and enforceable and Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effectuates the Parties’ intent at the time of entering into this Agreement.

8.12	No Waiver. No failure or delay on the part of any Party in exercising any of its respective rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other rights hereunder.

8.13	Entire Agreement. This Agreement, including its preamble and recitals which are fully incorporated herein, and together with its exhibits and schedules including, without limitation, the Technology License Agreement dated concurrently herewith by and between certain of the Parties, reflects the complete understanding of the Parties regarding the subject of the Agreement, and supersedes all prior and contemporaneous oral or written understandings and agreements of the Parties related to such subject matter.

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8.14	Assignment or Transfer of the Agreement. No Party shall assign or otherwise transfer this Agreement, or any of its rights or obligations hereunder, whether by operation of contract, law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld by any Party. Notwithstanding the foregoing, Assignee may assign any and all (but not less than all) of its rights and obligations under this Agreement to any single third party (or commonly controlled and affiliated third party group) without the consent of Nokia only in connection with a Capital Event, provided that such an assignment shall be made (i) subject Section 5.5 of this Agreement, and (ii) pursuant to Section 3.04 of the Technology License Agreement. Any assignment or transfer, or attempted assignment or transfer, of this Agreement or any part thereof by a Party without the prior written consent of the other Parties shall be ab initio null and void. This Agreement is binding upon and inures to the benefit of successors and permitted assigns of the Parties.

[signature page follows]

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[Signature page to Patent Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date last written below.

ASSIGNOR:

NOKIA TECHNOLOGIES OY

By:	By:

Name:	Name:

Title:	Title:

NOKIA SOLUTIONS AND NETWORKS OY

By:	By:

Name:	Name:

Title:	Title:

ASSIGNEE:

ACCELSIUS, LLC

By:

Name:	Gregory W. Haskell

Title:	President

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Exhibit List

Exhibit A – List of Assigned Patents

Exhibit B – Form of Patent Assignment

Exhibit C – Nokia’s Licensing Statement on April 8, 2014

Exhibit D – Nokia’s Commitments to MOFCOM on October 19, 2015

Exhibit E – Unlicensed Companies

Exhibit F – Form of Technology License Agreement

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Exhibit A – List of Assigned Paten

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Exhibit B – Form of Patent Assignment

Patent Assignment

This assignment of patent rights (this “Assignment”) shall be effective as of May [_____], 2022 (the “Effective Date”).

For good and valuable consideration in the sum of [***], and for other good and valuable consideration, the receipt of which is hereby acknowledged, [Nokia Technologies Oy, a Finnish corporation with its principal place of business located at Karakaari 7, FI-02610 Espoo, Finland] [Nokia Solutions and Networks Oy, a Finnish corporation with its principal place of business located at Karakaari 7, FI-02610 Espoo, Finland]1 (collectively the “Assignor”), and Accelsius, LLC, a Delaware corporation with its principal place of business located at 6900 Tavistock Lakes Blvd., Suite 400, Orlando, Florida 32827 (the “Assignee”), all right, title, and interest that exist today and may exist in the future in and to any and all of the following (collectively, the “Patent Rights”):

(a)	all patents and patent applications listed in the table below in Schedule 1 (each a “Listed Patent”, collectively the “Listed Patents”);

(b)	all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of such Listed Patents;

(c)	all patents and patent applications (i) to which any Listed Patent directly or indirectly claims priority to, or the benefit of, the filing date, or (ii) for which any Listed Patent directly or indirectly forms a basis for priority or otherwise provides the benefit of an earlier filing date;

(d)	all foreign counterparts to any or all of the foregoing;

(all of (b), (c) and (d) above irrespective of whether pending, issued, abandoned or filed prior to, on or after the Effective Date);

(e)	inventions, invention disclosures, and discoveries claimed in any of the Listed Patents and/or any item in the foregoing categories (b) through (d); and

(f)	all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (e), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding.

Assignor hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents, certificates of invention, utility models or other governmental grants or issuances that may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

1 Each Nokia entity shall execute a separate form of assignment.

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At the request of Assignee, and without further consideration, Assignor will execute or have executed and deliver such other instruments of sale, transfer, assignment, and other confirmation and take such other action that are necessary in order to sell, transfer, and assign effectively to Assignee the Patent Rights and to allow Assignee to perfect and record those sales, transfers, and assignments.

The Patent Rights are assigned subject to existing encumbrances.

The terms and conditions of this Assignment will inure to the benefit of Assignee, its successors, assigns, and other legal representatives and will be binding upon Assignor, its successors, assigns, and other legal representatives.

[signature page follows]

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[Signature page to Patent Assignment]

IN WITNESS WHEREOF, each of the Parties has caused this Assignment to be executed and delivered by its duly authorized representatives as of the Effective Date.

ASSIGNOR:

NOKIA TECHNOLOGIES OY

By:	By:

Name:	Name:

Title:	Title:

NOKIA SOLUTIONS AND NETWORKS OY

By:	By:

Name:	Name:

Title:	Title:

ASSIGNEE:

ACCELSIUS, LLC

By:

Name:	Gregory W. Haskell

Title:	President

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Exhibit C – Nokia’s Licensing Statement on April 8, 2014

LICENSING STATEMENT

Nokia reaffirms licensing commitments for standard essential patents

08 April 2014

Over the last two decades, Nokia has developed a large number of fundamental technologies and made significant contributions to the development of wireless communication standards. This research and development investment has resulted in a significant portfolio of standard essential patents (SEPs), which Nokia has agreed to license on fair, reasonable and non-discriminatory (FRAND) terms, in line with the intellectual property rights policies of the relevant standard setting organizations.

To date, in line with those undertakings, we have successfully agreed licenses with more than 60 companies, enabling them to benefit from our innovations to build products that work to the standards, fostering increased competition and more choice for consumers. From time to time, Nokia has shared information on the Nokia licensing program with competition or antitrust authorities in connection with specific cases or investigations. No authority has ever requested Nokia to change the way Nokia licenses its SEPs.

After the pending acquisition announced on September 3, 2013 of substantially all of Nokia’s Devices & Services business by Microsoft is closed, Nokia will retain its world-leading patent portfolio and Nokia’s previous FRAND undertakings remain in force. In addition to other customary closing conditions, the transaction with Microsoft is subject to regulatory approvals, a process which has involved thorough review of Nokia’s licensing practices by several competition authorities around the world. During that process, no authority has challenged Nokia’s compliance with its FRAND undertakings or requested that Nokia make changes to its licensing program or royalty terms.

In connection with this transaction with Microsoft, some of our competitors have suggested to regulators that after the transaction Nokia could try to abuse its position as a strong SEP holder.

As we have no intention to do so and plan to continue to honor our FRAND undertakings in the future, we are prepared to voluntarily reaffirm Nokia’s continuing commitment to FRAND licensing principles.

Our statement below provides clarity on how Nokia will continue to license its SEPs. It does not reflect or introduce any changes to Nokia’s existing licensing program, royalty terms or practices. The statement has been provided to the Ministry of Commerce of the People’s Republic of China, in order to facilitate the approval process for Microsoft’s acquisition of substantially all of Nokia’s Devices & Services business. It applies equally to prospective licensees irrespective of their domicile.

1.	Nokia confirms its continued commitment to honor its undertakings to standard-setting organizations (SSOs) to license its standard-essential patents (SEPs) on (fair), reasonable and non-discriminatory (FRAND) terms pursuant to IPR policies of such SSOs. This commitment prevents Nokia from imposing licensing terms for its SEPs that would be inconsistent with such FRAND undertakings.

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2.	Nokia confirms its support for a principle that, subject to reciprocity, injunctions with SEPs should not be enforced to prevent the implementation of a standard subject to FRAND undertakings, unless a patent holder has made a FRAND license available and the prospective licensee has been unwilling to enter into such FRAND license or to comply with its terms.

3.	Subject to reciprocity and the evolution of SSO IPR policies and judicial interpretations thereof, Nokia acknowledges that the willingness of a party without undue delay to submit the resolution of a possible dispute whether license terms offered by Nokia are inconsistent with Nokia’s FRAND undertakings to an independent adjudicator that is reasonably acceptable to both parties, to be bound by such adjudication, to enter into FRAND license resulting from such adjudication, and to pay any potential award and FRAND royalties resulting from such adjudication and agreement, can be a relevant factor for an enforcing body to determine whether a party is a willing licensor or licensee.

4.	Subject to reciprocity and Nokia’s FRAND undertakings to respective SSOs, Nokia makes its SEPs covered under such undertakings available for licensing pursuant to the IPR policies of such SSOs without subjecting the availability of such licenses to the licensees also taking licenses to Nokia’s patents not covered by such undertakings.

5.	Whenever Nokia transfers SEPs to a new owner in the future, Nokia will pass on the FRAND undertakings with respect to such SEPs to such new owner by only assigning such SEPs subject to the existing FRAND undertakings given by Nokia to SSOs (including what is reconfirmed herein).

6.	Nokia’s current practice of valuing each FRAND license in its full context takes into account, without limitation, the patents or portfolios licensed, the term, the products licensed, the business model for selling or distributing such products, the standards covered, the extent of market adoption of the standardized functionalities, the agreement structure, the value of any grant back license or any other non-monetary compensation, payment arrangements, and the field of use that are intended to be covered in each situation, as applicable. Following the closing of Microsoft transaction and subject to reciprocity, Nokia will not depart from its currently generally offered FRAND per unit running royalty rates for Nokia’s current portfolios of cellular communication SEPs, as and to the extent applicable, except where merited by differences in the above factors.

7.	Only for the avoidance of doubt and without intention to allow circumvention of the commitments made herein, nothing in these commitments is intended to (a) have any impact on Nokia’s rights or obligations beyond the extent to which Nokia’s SEPs are covered by its existing FRAND undertakings, (b) limit Nokia’s legitimate right to license or divest any of its patents, (c) amend or cause amendment of any contract between Nokia and any third party, or (d) create any obligation for Nokia to take licenses to technologies that Nokia does not use.

8.	Notwithstanding the foregoing, the commitment in paragraph 6 does not apply with respect to any company that asserts any patents against Nokia’s manufacture, sale or offering of mobile communication products or services.

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Exhibit D – Nokia’s Commitments to MOFCOM on October 19, 2015

MOFCOM COMMITMENT

The conditions imposed on Nokia as listed in MOFCOM Public Notice 2015 No. 44 are:

Nokia shall implement the following commitments with respect to any 2G, 3G, and 4G cellular standard essential patents (hereinafter “SEPs”) that Nokia owns at the date of closing of the Alcatel-Lucent transaction, including any 2G, 3G, and 4G cellular standard essential patents owned by Alcatel-Lucent:

(1) Nokia confirms its support for a principle that, subject to reciprocity, injunctions relating to SEPs should not be enforced to prevent the implementation of a standard, subject to fair, reasonable and non-discriminatory (hereinafter “FRAND”) undertakings, unless a patent holder has made a FRAND license available and the prospective licensee has been unwilling to enter into such FRAND license or to comply with its terms.

Subject to reciprocity and the evolution of SSO IPR policies and judicial interpretations thereof, the willingness of a party, without undue delay, to (a) submit the resolution of a possible dispute as to whether license terms offered by Nokia are inconsistent with Nokia’s FRAND undertakings, to an independent adjudicator that is reasonably acceptable to both parties, (b) to be bound by such adjudication, (c) to enter into a FRAND license resulting from such adjudication, and (d) to pay any potential award and FRAND royalties resulting from such adjudication and agreement, can be a relevant factor for an enforcing body to determine whether a party is a willing licensor or licensee.

(2) Whenever Nokia transfers SEPs to a third party in the future, it will promptly after such assignment inform its existing Chinese licensees and any Chinese company who is in the process of actively negotiating a license with Nokia about such assignment, and detail in particular the following: the name and address of the assignee, the effective date of the assignment, and specifics regarding the rights that were assigned.

Any previously existing Chinese licensee shall have the right, upon expiration of their existing agreement, to renegotiate the rate in case SEPs transferred to third parties have a material impact on the value of the Nokia SEP portfolio to be licensed to such Chinese licensee. Similarly, during negotiations with a Chinese potential licensee with whom Nokia has been in active negotiations before transferring SEPs to a third party, Nokia agrees to take any material change in the value of its SEP portfolio into account in the royalty rate offered to such potential licensee. For the avoidance of doubt, in addition to potentially transferred SEPs, such renegotiation or offered rate shall also take into account new SEPs potentially added to the Nokia portfolio.

(3) Whenever Nokia transfers SEPs to a new owner in the future, Nokia will pass on the FRAND undertakings with respect to such SEPs to such new owner, by only assigning such SEPs subject to the existing FRAND undertakings given by Nokia to SSOs (including what is agreed herein).

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(4) MOFCOM has the right to monitor Nokia’s compliance with the above commitments. To that effect, Nokia shall report to MOFCOM within 45 days after the end of each calendar year on the performance of the above mentioned obligations. Such report shall (1) identify instances where Nokia has sought to enforce an injunction regarding SEPs against implementation of a standard covered by Nokia’s FRAND undertaking, (2) identify instances and signed contracts where Nokia has transferred SEPs to a third party, (3) report the circumstances where Nokia has complied with its obligation to notify Chinese companies about patent divestments it has completed, and (4) explain how, in each case (1)-(3), Nokia has complied with this commitment. Such reports will be subject to full confidentiality protections available under Anti-Monopoly Law and the relevant regulations. This reporting obligation shall be effective as of the effective date of this announcement and shall continue for 5 years and expire on October 18, 2020.

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Exhibit E – Unlicensed Companies

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Exhibit F – Form of Technology License and Know-How Agreement